Exhibit 99.1

NEWS RELEASE

Tuesday, June 20, 2004

FLOTEK INDUSTRIES, INC.

7030 Empire Central Drive, Houston, Texas 77040

TRADING SYMBOL: OTCBB:FLTK

For more information contact: Rosalie Melia
Tel: 713-849-9911    Fax: 713-466-8386
rmelia@flotekind.com

HOUSTON, TEXAS—JUNE 20, 2004

Flotek Industries, Inc. reported record revenue and earnings for the quarter ended June 30, 2004 of $4,810,976 and $441,885 respectively, or $0.07 per common share outstanding. Second quarter revenues from continuing operations increased 33% over 2nd quarter 2003 and were up over the first quarter of 2004. Furthermore, profitability outpaced revenue growth as earnings grew 89% over the first quarter of this year. EPS grew from $0.04 in the first quarter of 2004 to $0.07 for this quarter. This increase in profitability was attributable to gross margin improvement to 43% from 41% and reductions in field indirect expenses. These improved financial results are contributing to a strengthening balance sheet, improving terms from suppliers, and larger contracts

Flotek’s strong performance was led by the CESI chemical group which increased sales 36% over Q2 2003 and 17% over last quarter, by pursuing advanced applied research and geographic expansion. As stated last quarter, the outlook for Flotek’s businesses continues to progress beyond the improving fundaments in the energy industry. Flotek has demonstrated that it can build facilities and product lines to address the unique needs of its customers. A case in point is Flotek’s client specific purpose built Material Translogistics facility in Raceland, Louisiana which posted a record quarter with revenues almost 3 times higher than the same period last year. In addition, Flotek’s line of biodegradable “Green Chemicals” has grown to the third most significant product line from negligible sales just two years ago. Green Chemical applications and successes in acidizing, fracturing, cementing, drilling and production of oil and gas wells have continued to grow extensively.

Flotek’s Chairman and CEO, Jerry Dumas stated, “Our efforts to establish strong management across every business has proven successful. We have effectively changed our product mix, increasing sales of higher margin proprietary products, improving bottom line results”.

Summary of Financial Performance from Continuing Operations

	Quarter Ending
	June 30, 2004	June 30, 2003
Revenue	$4,810,976	$3,617,869
Net Income	$441,885	$(291,081)
EPS	$0.07	$--
EBITDA	$766,081	$32,073

More detail on the quarter will available in the Company’s 10-Q to be filed with the SEC. For product information and additional information on the Company please visit Flotek’s web site at http://www.flotekind.com/.

Flotek is a publicly traded company involved in the engineering, manufacturing and marketing of innovative downhole production, drilling equipment and specialty chemicals for cementing and stimulation. It serves major and independent companies in the domestic and international oil industry.

Statements made in this press release, including those relating to the positive direction of the Company, increased revenue base, are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause results to differ materially from those set forth in these statements. Other factors identified in the Company’s filings with the Securities and Exchange Commission could also affect the forward-looking statements contained in this press release.